Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES A-2 CONVERTIBLE PREFERRED STOCK OF

GAMESQUARE HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, GameSquare Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred Stock”) and the number of Shares constituting such series shall be 5,000,000. The rights, preferences, powers, restrictions, and limitations of the Series A-2 Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Automatic Conversion” has the meaning set forth in Section 7.1.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 7.1.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A-2 Preferred Stock in accordance with the terms of Section 7.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Date of Issuance” means, for any Share of Series A-2 Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Effective Time” has the meaning set forth in Section 7.1.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A-2 Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Value” means, with respect to any Share on any given date, $1.00 on an as-converted to Common Stock basis (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A-2 Preferred Stock).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities

“Participating Dividends” has the meaning set forth in Section 4.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Redemption” has the meaning set forth in 7.1.

“Redemption Price” has the meaning set forth in 7.2.

“Redemption Time” has the meaning set forth in 7.1.

“Series A-2 Preferred Stock” has the meaning set forth in Section 1.

“Share” or “Shares” means a share or shares of Series A-2 Preferred Stock.

“Share Authorization Proposal” means any proposal approved by the Board and submitted to the stockholders of the Corporation to adopt an amendment to the Certificate of Incorporation, or to effect a merger transaction for the purpose of adopting an amended and restated certificate of incorporation which shall supersede the Certificate Incorporation, to increase the number of shares of authorized Common Stock and to maintain an outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A-2 Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A-2 Preferred Stock pursuant to Section 7, taking into account any adjustment to such number of shares so issuable in accordance herewith, including Section 7.5 hereof.

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“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A-2 Preferred Stock shall rank (i) senior to all Junior Securities; on parity with Series A-1 Preferred Stock and any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A-2 Preferred Stock; and (iii) junior to any other class or series of Preferred Stock or other capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A-2 Preferred Stock.

4. Dividends. If the Board of Directors shall declare a dividend or other distribution payable upon the then-outstanding shares of Common Stock, whether in cash, in kind or in other securities or property (other than dividends payable in shares of Common Stock or in Options or Convertible Securities), the holders of the outstanding Shares shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the Shares held by the holders thereof could be converted, without regard to any restrictions on conversion, in accordance with the provisions of Section 7, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series A-2 Preferred Stock then outstanding shall be entitled, subject to the Automatic Conversion (as defined below), to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (the “Liquidation Value Payment”).

5.2 Participation With Junior Securities on Liquidation. In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series A-2 Preferred Stock upon a Liquidation under this Section 5, the holders of Shares of Series A-2 Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Junior Securities then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Securities on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

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5.3 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A-2 Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A-2 Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.4 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A-2 Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6. Voting Rights. Except as otherwise required by law, the holders of the Shares of Series A-2 Preferred Stock shall have the following voting rights (and shall not have any other voting rights):

6.1 Voting. With respect to all matters, each holder of outstanding Shares of Series A-2 Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.3 below. In any such vote, each Share of Series A-2 Preferred Stock shall be entitled to a number of votes equal to 3.86 shares of Common Stock (subject to adjustment for reverse and forward stock splits, stock combinations, recapitalizations and similar transactions following the Date of Issuance); provided, that in no event shall the aggregate voting power of all the outstanding Shares of Series A-2 Preferred Stock exceed the number of votes that is equal to the lesser of (i) 19.99% of the total outstanding shares of Common Stock as of immediately prior to the Date of Issuance or (ii) 19.99% of the then-outstanding outstanding shares of Common Stock as of any date on or after the Date of Issuance. Each holder of outstanding Shares of Series A-2 Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

6.2 Termination of Voting Rights. The voting rights set forth in Section 6.1 above shall terminate at such time as the Share Authorization Proposal is approved by the stockholders of the Corporation, and thereafter the Shares of Series A-2 Preferred Stock shall not be entitled to vote on any matter except to the extent required by non-waivable provisions of the General Corporation Law of the State of Delaware or as set forth in Section 6.3.

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6.3 Other Special Voting Rights. Without the prior written consent of each holder of the then total outstanding Shares of Series A-2 Preferred Stock, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.3 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a) alter, repeal or change the powers, preferences or rights of the Series A-2 Preferred Stock or alter or amend this Certificate of Designations so as to adversely affect the Series A-2 Preferred Stock;

(b) supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A-2 Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

(c) the creation or authorization of any additional Series A-2 Preferred Stock; and

(d) agree or commit to do any of the foregoing.

7. Automatic Conversion.

7.1 Automatic Conversion. Subject to the provisions of this Section 7, in connection with, and immediately following, an affirmative vote of the requisite voting power of the outstanding shares of capital stock of the Corporation to approve the Share Authorization Proposal (the “Effective Time”), each outstanding Share of Series A-2 Preferred Stock (including any fraction of a Share) held by stockholders shall automatically convert into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion (the “Automatic Conversion”). The initial conversion price per Share (the “Conversion Price”) shall be the Liquidation Value of such Share, subject to adjustment as applicable in accordance with Section 7.5 below.

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7.2 Procedures for Automatic Conversion; Effect of Conversion.

(a) Procedures for Automatic Conversion. At the Effective Time, all outstanding Shares of Series A-2 Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 7.1 without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following the Effective Time (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series A-2 Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Shares of Series A-2 Preferred Stock converted as provided in this Section 7.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

7.3 Reservation of Stock. Upon the approval of the Share Authorization Proposal, the Corporation shall at all times thereafter when any Shares of Series A-2 Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A-2 Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A-2 Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.5 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A-2 Preferred Stock.

7.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A-2 Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7.5 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series A-2 Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.5.

(a) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A-2 Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series A-2 Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.5(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

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(b) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 7.5(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share of Series A-2 Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment (in form and substance satisfactory to the holder of such Share) shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 7 hereof shall thereafter be applicable, as nearly as possible, to the Series A-2 Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series A-2 Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series A-2 Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale, or similar transaction). The provisions of this Section 7.5(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation (in form and substance satisfactory to the holder of such Share), the obligation to deliver to the holders of Series A-2 Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A-2 Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7.5(b), each holder of Shares of Series A-2 Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 7 and Section 8.1, as if the Share Authorization Proposal was not approved by the stockholders of the Corporation by the Share Authorization Proposal Deadline, instead of giving effect to the provisions contained in this Section 7.5(b) with respect to such holder’s Series A-2 Preferred Stock.

(c) Certain Events. If any event of the type contemplated by the provisions of this Section 7.5 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of Series A-2 Preferred Stock so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Section 7.5 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 7, other than such adjustments made pursuant to Section 7.5(a).

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(d) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series A-2 Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A-2 Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series A-2 Preferred Stock held by such holder.

(e) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A-2 Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A-2 Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A-2 Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series A-2 Preferred Stock and the Conversion Shares.

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8. Redemption.

8.1 If the Share Authorization Proposal is not approved by the stockholders of the Corporation by September 30, 2026 (the “Share Authorization Proposal Deadline”), the outstanding Shares of Series A-2 Preferred Stock shall be automatically redeemed in whole, but not in part, out of funds lawfully available therefor, effective on the date that is five (5) business days after the Share Authorization Proposal Deadline (any such redemption pursuant to this Section 8, the “Redemption”). As used herein, the “Redemption Time” shall mean the effective time of the Redemption.

8.2 The Shares of Series A-2 Preferred Stock redeemed in the Redemption pursuant to this Section 8 shall be redeemed in consideration for the right to receive an amount equal to $0.47 plus interest accruing from June 20, 2026 to the Redemption Time at the rate of five percent (5%) per annum, in cash (the “Redemption Price”) per share of Series A-2 Preferred Stock that is owned of record as of immediately prior to the applicable Redemption Time and redeemed pursuant to the Redemption, payable upon the applicable Redemption Time.

8.3 From and after the time at which the Shares of Series A-2 Preferred Stock are called for Redemption in accordance with Section 8.1, such Shares of Series A-2 Preferred Stock shall cease to be outstanding, and the only right of the former holder of such Shares of Series A-2 Preferred Stock, as such, will be to receive the applicable Redemption Price. The Shares of Series A-2 Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock, upon such Redemption.

9. Reissuance of Series A-2 Preferred Stock. Any Shares of Series A-2 Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and each holder of Series A-2 Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A-2 Preferred Stock; provided, that no amendment, modification, or waiver of the terms or relative priorities of the Series A-2 Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 11.

[signature page follows]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this February 20, 2026.

GAMESQUARE HOLDINGS, INC.

By:	/s/ Justin Kenna
Justin Kenna
Chief Executive Officer